Exhibit 5.1
May 23, 2012
NVIDIA Corporation
2701 San Tomas Expressway
Santa Clara, CA 95050

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by NVIDIA Corporation (the “Company”) of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 57,000,000 shares of the Company’s Common Stock, par value $0.001 per share, consisting of (i) up to 25,000,000 shares (the “2007 EIP Shares”) pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 EIP”) and (ii) up to 32,000,000 shares (the “2012 ESPP Shares”) pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “2012 ESPP”, and together with the 2007 EIP, the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related prospectuses, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2007 EIP Shares and the 2012 ESPP Shares, when sold and issued in accordance with the 2007 EIP and the 2012 ESPP, respectively, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
COOLEY LLP
By: /s/ John T. McKenna
John T. McKenna